As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-203771

Registration No. 333-184316

Registration No. 333-129463

Registration No. 333-104604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-203771

FORM S-8 REGISTRATION STATEMENT No. 333-184316

FORM S-8 REGISTRATION STATEMENT No. 333-129463

FORM S-8 REGISTRATION STATEMENT No. 333-104604

UNDER

THE SECURITIES ACT OF 1933

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California	95-4300881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue

Glendale, California 91201

(Address of principal executive offices, including Zip Code)

PS Business Parks, Inc. Retirement Plan for Non-Employee Directors

PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan

PS Business Parks, Inc. 2003 Stock Option And Incentive Plan

(Full title of the plans)

Jeffrey D. Hedges

Chief Financial Officer

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Name and address of agent for service)

(818) 244-8080

(Telephone number, including area code, of agent for service)

Copies to:

Nathaniel A. Vitan PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201-2349 (818) 244-8080	Michael E. McTiernan Hogan Lovells US LLP 555 Thirteenth Street NW Washington, DC 20004 (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 the below-listed registration statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”):

•

Registration Statement No.  333-203771, filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2015 (registering 130,000 shares of PSB-California (as defined below) common stock under the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors);

•

Registration Statement No.  333-184316, filed with the Commission on October 5, 2012 (registering 1,444,500 shares of PSB-California (as defined below) common stock under the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan);

•

Registration Statement No.  333-129463, filed with the Commission on November 4, 2005 (registering 70,000 shares of PSB-California (as defined below) common stock under the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors); and

•

Registration Statement No. 333-104604, filed with the Commission on April 17, 2003 (registering 1,500,000 shares of PSB-California (as defined below) common stock under the PS Business Parks, Inc. 2003 Stock Option and Incentive Plan).

On May 19, 2021, pursuant to an Agreement and Plan of Merger, dated as of May 17, 2021, PS Business Parks, Inc., a California corporation (“PSB-California”), merged with and into PS Business Parks Sub, Inc., a Maryland corporation and wholly owned subsidiary of PSB-California (“PSB-Maryland”), with PSB-Maryland continuing as the surviving corporation (the “Reincorporation”). Following the effectiveness of the Reincorporation, PSB-Maryland changed its name to “PS Business Parks, Inc.” The Reincorporation was approved by PSB-California’s common and preferred stockholders in connection with the 2021 Annual Meeting of Shareholders for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). PSB-California and PSB-Maryland, as issuer and successor issuer, pursuant to Rule 12g-3 of the Exchange Act, respectively, are collectively referred to herein as the “Registrant.”

Upon the effectiveness of the Reincorporation, among other matters, (1) the internal affairs of the Registrant ceased to be governed by the California Corporations Code and became subject to the Maryland General Corporation Law (“MGCL”), (2) each outstanding share of common stock, par value $0.01 per share, of PSB-California was converted into one share of common stock, par value $0.01 per share, of PSB-Maryland, (3) each outstanding option, warrant, or right to purchase shares of common stock of PSB-California was converted into an option or right to acquire, on the same terms, shares of common stock of PSB-Maryland, (4) each outstanding depositary share representing 1/1,000 of a share of cumulative preferred stock of PSB-California was converted into one depositary share representing 1/1,000 of a cumulative preferred share of beneficial interest, on the same terms of such depositary share’s respective series, of PSB-Maryland; and (5) the charter and the bylaws of PSB-Maryland that were in effect immediately prior to the Reincorporation were replaced by the charter and bylaws of PSB-Maryland approved in connection with the Reincorporation, forms of which were set forth as annexes to the definitive proxy statement for the 2021 Annual Meeting of Shareholders.

These Post-Effective Amendments pertain to the adoption by PSB-Maryland of the Registration Statements.

In accordance with Rule 414 of the Securities Act, this Post-Effective Amendment No. 1 is being filed solely to reflect the Reincorporation or as necessary to keep the Registration Statements from being misleading in any material respect. In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, PSB-Maryland, as successor issuer to PSB-California pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statements as its registration statements for all purposes of the Securities Act and the Exchange Act.

All applicable registration fees were paid at the time of the original filing of each Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*

The documents containing the information specified in this Part I will be sent or given to participants in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, the Registration Statements:

(a)

PSB-California’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, including the portions of the PSB-California’s Definitive Proxy Statement for its 2021 Annual Meeting incorporated by reference therein;

(b)	PSB-California’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;

(c)	PSB-California’s Current Reports on Form 8-K filed on March 2, 2021, March 5, 2021, April 22, 2021, April 26, 2021, May 4, 2021, May 13, 2021 and May 19, 2021;

(d)	PSB-California’s Definitive Proxy Statement for its 2021 Annual Meeting filed with the Commission on March 19, 2021; and

(e)	The description of PSB-Maryland’s common stock, $0.01 par value per share, contained in Exhibit 4.1 to PSB-Maryland’s Current Report on Form 8-K, filed on March 19, 2021.

All documents subsequently filed by PSB-California or PSB-Maryland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into the Registration Statement, a report furnished on Form 8-K or Form 8-K/A shall not be incorporated by reference into, or otherwise included in, such Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of the Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The PSB-Maryland charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the PSB-Maryland charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The PSB-Maryland charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while serving as a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The PSB-Maryland charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Charter of PS Business Parks, Inc., a Maryland corporation. Filed with the Registrant’s Current Report on Form 8-K dated May 19, 2021 and incorporated by reference herein.

4.2	Bylaws of PS Business Parks, Inc., a Maryland corporation. Filed with the Registrant’s Current Report on Form 8-K dated May 19, 2021 and incorporated by reference herein.

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 1)

99.1	Amended and Restated Retirement Plan For Non-Employee Directors, as amended. Filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (SEC File No. 001-10709) and incorporated herein by reference.

99.2	Registrant’s 2012 Equity and Performance-Based Incentive Compensation Plan (2012 Plan). Filed with Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (SEC File No. 001-10709) and incorporated herein by reference.

99.3	Registrant’s 2003 Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement on Form S-8 (SEC File No. 333-104604) and incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California on May 19, 2021.

PS BUSINESS PARKS, INC.

By:	/s/ Jeffrey D. Hedges
Jeffrey D. Hedges
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Jeffrey D. Hedges and Nathaniel A. Vitan, and each of them, as attorney-in-fact, to sign on his/her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to the Registration Statements, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Havner	Chairman of the Board	May 19, 2021
Ronald L. Havner

/s/ Dan “Mac” Chandler, III	Chief Executive Officer (principal executive officer)	May 19, 2021
Dan “Mac” Chandler, III

/s/ Jeffrey D. Hedges	Chief Financial Officer (principal financial and accounting officer)	May 19, 2021
Jeffrey D. Hedges

/s/ Maria R. Hawthorne	Director	May 19, 2021
Maria R. Hawthorne

/s/ Jennifer Holden Dunbar	Director	May 19, 2021
Jennifer Holden Dunbar

	Director	May 19, 2021
Irene H. Oh

/s/ Kristy M. Pipes	Director	May 19, 2021
Kristy M. Pipes

/s/ Gary E. Pruitt	Director	May 19, 2021
Gary E. Pruitt

/s/ Robert S. Rollo	Director	May 19, 2021
Robert S. Rollo

	Director	May 19, 2021
Joseph D. Russell, Jr.

/s/ Peter Schultz	Director	May 19, 2021
Peter Schultz

/s/ Stephen W. Wilson	Director	May 19, 2021
Stephen W. Wilson